Exhibit 10.34.1

LEASE AMENDMENT

ENDO BUILDING #200

THIS IS AN AMENDMENT made this 6th day of November, 2006, effective February 1, 2006, by and between PAINTERS’ CROSSING ONE ASSOCIATES, L. P. (“Landlord”) and ENDO PHARMACEUTICALS INC. (“Tenant”).

W I T N E S S E T H:

WHEREAS, the parties entered into a Lease Agreement dated May 5, 2000, (“Original Lease”) for approximately four (4 +/-) acres of land (“Land”) together with a 47,756+/- square foot Building to be constructed and known as the Painters’ Crossing One Building (“Building”), Painters’ Crossing Office Campus, Chadds Ford Township, Delaware County, Commonwealth of Pennsylvania. The Building and Land are sometimes hereinafter referred to as the “Demised Premises”; and

WHEREAS, on August 23, 2000, the parties executed Lease Amendment Number One amending the possession date of the Lease to July 30, 2001, and requiring Landlord to obtain a Non-Disturbance agreement from its mortgage lender; and

WHEREAS, on February 28, 2001, the parties executed Lease Amendment Number Two resetting the Commencement Date of the Lease, inter alia; and further revising the Possession paragraph; and

WHEREAS, on August 21, 2001, the parties executed Lease Amendment Number Three wherein the parties established August 1, 2001, as the Commencement Date and acknowledged Substantial Completion of the Demised Premises, inter alia; and

WHEREAS, by Lease Amendment Number Four, the parties amended the Notice paragraph to reflect that notices to Tenant are to be sent to: 100 Endo Boulevard, Chadds Ford, PA; (The Original Lease together with Amendments One through Four are hereinafter collectively referred to as the “Lease”) and

WHEREAS, the parties now wish to amend the Lease to reflect their agreement that Tenant has been and shall continue to: (i) employ its own janitorial services for the Building and (ii) perform all of the general maintenance and repair of every part of the Demised Premises, including, but not limited to, windows, doors and glass, all plumbing, electrical and telephone systems (but excluding the roof and structural components of the Building).

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, agree as follows:

1. Tenant Assumed Duties. Effective on February 1, 2006, Tenant hereby agrees to perform, cause to be performed, assumes the obligation to perform and releases Landlord from any obligation to perform, the following duties and responsibilities:

(a) All janitorial duties within the Building as specifically set forth on Exhibit “D” to the Lease, as well as the shampooing of carpeting and appropriate cleaning of floor surfaces in the lobby and central areas of the Building which would generally be considered “common areas” at least every six (6) months, or more often as required to maintain them in good and safe condition. . Provided however, Landlord shall continue to wash the windows, inside and outside, in the Building once annually, or more often if requested by Tenant.

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ENDO BUILDING #200

(b) All of the general maintenance, service and repair of the Building and every part of the Demised Premises, including, but not limited to, windows, doors and glass, all plumbing, electrical and telephone systems (but excluding the roof and structural components of the Building and, except that Landlord shall supply light bulbs, as set forth in paragraph 6c of the Original Lease, but the parties have agreed that such light bulbs shall be installed by Tenant), in order to retain the Building and the Demised Premises in good operational condition and repair and to prevent the diminution in the expected life of the Building, to contract with such reputable contractors, reasonably satisfactory to Landlord, as Tenant deems necessary to maintain, service and repair the entire Demised Premises in accordance with this Lease. Any interruption in service or performance of any Building system that is a part of the Tenant Assumed Duties (as defined below) is not a breach of the Lease by Landlord. Notwithstanding the foregoing, Tenant shall not be responsible for repair of any items which will be repaired by the manufacturer or installer pursuant to their warranty of their materials or work, and Tenant shall not be responsible for the repair of latent defects in the construction of the Building.

(c) As of November 1, 2006, Landlord shall terminate its contract for maintenance of the Heating Ventilation and Air Conditioning System (“HVAC”), and Tenant, at its own expense, shall maintain the HVAC for the Building under a contract with an HVAC repair service reasonably acceptable to Landlord (“Maintenance Contract”) and shall provide Landlord with a copy of same. The specifications for the Maintenance Contract are attached hereto as Exhibit “C”. All documents prepared by the HVAC contractor in accordance with the HVAC specifications set forth on Exhibit “C” shall be maintained on the Demised Premises for inspection by Landlord or its contractor, as may be necessary. In the event that the HVAC system, or any part of the HVAC system requires replacement, such replacements shall be at Tenant’s cost and expense.

All of the foregoing duties (as set forth in paragraph 1 (a) – (b)) are hereinafter referred to as “Tenant Assumed Duties”.

In assuming the Tenant Assumed Duties, Tenant agrees to perform same, or cause same to be performed, in a good and workmanlike manner and in accordance with the standards in the applicable industry. In the event that Tenant fails to perform the Tenant Assumed Duties, Landlord may, but shall not be required to notify Tenant of Tenant’s default, and Tenant shall have thirty (30) days, from such notice to perform such duties, except in the case of emergency (in which case, notice shall not be required). At the expiration of the thirty (30) day period or in the case of emergency, Landlord may, but shall not be obligated to, perform all or any part of the Tenant Assumed Duties on Tenant’s behalf, and the actual costs of same shall be invoiced to Tenant, along with a reasonable management fees for same, and shall be payable as Additional Rent when the next installment of Rent is due.

Further, Tenant agrees to indemnify and hold the Landlord, its partners, agents, servants and employees, harmless from and against any and all liabilities, costs, expenses, including reasonable attorney’s fees, suits, causes of action, fines and penalties, that may be asserted against Landlord, its partners, agents, servants and employees, including the cost of compliance with the provisions of all laws, ordinances or regulations applicable to the Tenant’s performance of the Tenant Assumed Duties on or about the Demised Premises, injury or death to persons and damages to property, and any other expenses or

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ENDO BUILDING #200

damages arising out of Tenant’s negligence or failure to fully and faithfully perform its obligations under this Paragraph.

In all contracts with third parties and prior to their commencing work on the Demised Premises, Tenant shall obtain from them: (i) certificates of general liability insurance in such amounts and in such forms as Tenant is required to carry, pursuant to the paragraph “General Liability Insurance Provisions” of the Lease. Such certificates of insurance shall be forwarded to Landlord prior to commencement of work in the Demised Premises; (ii) executed Waivers of Mechanics’ Liens. Said Waiver of Liens shall be returned to Landlord with proof that said Waiver of Liens was filed of record prior to contractor’s commencing work in the Demised Premises, and (iii) all necessary permits for work on the Demised Premises from the state and local authorities. Copies of such permits shall be supplied to Landlord at least forty-eight (48) hours prior to commencing work on the Demised Premises.

2. Release of Landlord. The Lease shall be deemed amended to remove Landlord’s obligation, if any, to perform any of the Tenant Assumed Duties. Paragraph 18 c is hereby deleted from the lease and is replaced with the following:

c. Repairs and Maintenance. Landlord shall, at its cost, repair: all structural defects and latent defects in the construction of the Building, and all damaged exterior windows and glass, if such windows or glass are damaged as a result of a structural building defector latent defect in the window, and supply light bulbs (as set forth in paragraph 6c of the Original Lease, except that Tenant shall install same). Landlord shall take steps to enforce any warranties of workmanship or materials for the Building, and to have repaired by the manufacturer or installer, any items which require repair pursuant to the warranty of materials or work. In the event that any repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Demised Premises with Tenant’s consent, express or implied, if Tenant fails or refuses to make such repair, Landlord may, but shall not be required to, make such repair, and shall invoice the actual cost thereof to Tenant, which invoice will become due within fifteen (15) days after presentation or when the next installment of rent is due, whichever is the later.

3. Amendment of Janitorial Access Provision. Paragraph 14 g of the Lease, regarding Janitorial Access is hereby deleted and replaced by the following:

g. Janitorial Access. For the purpose of cleaning the insides of the windows, delivering light bulbs and in the event that Tenant is in default of the Tenant Assumed Duties as set forth in paragraph 1 (a), Tenant shall permit the janitors and cleaners of Landlord to have access to and to clean the Demised Premises in accordance with the attached Exhibit “D”. Tenant waives any right it may have to a claim against Landlord for any damage done to the furniture or other property or effects of Tenant by the janitors or cleaners or other employees of Landlord or by any other person, or for any loss of property of any kind whatever from the Demised Premises, however occurring.

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ENDO BUILDING #200

4. Lease Ratified. Except as herein provided, all other terms and conditions of the Lease are hereby ratified and remain in full force and effect. To the extent, if any, that the terms of the Lease conflict with any of the modifications set forth herein, the modifications set forth herein shall control.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

LEASE AMENDMENT

ENDO BUILDING #200

IN WITNESS WHEREOF, the parties have hereunto duly executed this Amendment to Lease the day and year first above written.

SEALED AND DELIVERED IN THE PRESENCE OF:	LANDLORD:
PAINTERS’ CROSSING TWO ASSOCIATES, L.P.
ATTEST:	By:	Henderson P.O.C., Inc., General Partner

/s/ JOHN B. CONDON	BY:	/s/ WILBUR C. HENDERSON
John B. Condon, Treasurer		Wilbur C. Henderson, President

TENANT:
ATTEST:	ENDO PHARMACEUTICALS INC.

/s/ CAROLINE B. MANOGUE	BY:	/s/ COLLEEN PERO
Name: Caroline B. Manogue	Name:	Colleen Pero
Title: Exec. VP, Chief Legal Officer & Secretary	Title:	Sr. VP, Corporate Services

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ENDO BUILDING #200

MAINTENANCE SERVICE SPECIFICATIONS FOR ENDO HVAC SYSTEMS

Service Agreements must include the following items:

A.	Quarterly inspections (four times per year) to include filter changing.

B.	Belt replacement as needed (but at least once per year), adjust belt tension as needed

C.	Grease and oil all motors, bearings, and additional moving parts (i.e., dampers).

D.	Rooftop Equipment – preserve exterior casing by removing rust and apply paint when necessary. Insure casing is secure.

E.	Evaporator and condenser cleaning once a year prior to spring start-up:

1.	Condensate drain pans and drain lines cleaned and preserved as needed.

2.	Cleaning solutions to be non-acidic type

F.	All debris shall be removed from sumps and water drained from lines and pump casings at cooling tower at least annually.

G.	Heat exchangers shall be inspected and cleaned prior to heating season.

H.	Stacks shall be checked for corrosion and leakage prior to heating season clean as necessary; make sure flue caps are installed and intact.

I.	Heating safety controls shall be checked as per manufacturer’s testing instructions with result noted on each service report.

J.	Unitary controls (i.e., fan limits, gas valves, modulating fire controls, pressure switches, remote shutoffs) shall be checked and calibrated as necessary.

K.	Refrigerant circuits shall be leak checked prior to start-up.

L.	Refrigerant controls shall be checked and adjusted to manufacturer’s specifications (i.e., thermostatic expansion valve, hot gas bypass valves)

M.	Unitary operating controls and safety controls, (i.e., high-low pressure cutouts, time delay/short cycle device), shall be tested and adjusted to maintain complete system protection

N.	All electrical connections will be tightened.

O.	All contactors will be inspected and cleaned.

P.	All electric motor loads shall be monitored including amperage and voltage.

Q.	All motor mounts and compressor mounts shall be checked for integrity and serviced as necessary to prevent vibration.

R.	A record of all operating temperatures pressure and electrical data shall be to the costumer/ENDO for each unit serviced.

S.	A dated form listing the maintenance work completed shall be forwarded to customer (ENDO) with service order or invoice from vendors.

T.	Gas boilers shall be maintained in accordance with manufacturer’s specifications.

EXHIBIT “C”